Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-249078
January 20, 2021

Lithium Americas Prices US$350 Million Underwritten Public Offering

January 20, 2021 - Vancouver, Canada: Lithium Americas Corp. (TSX: LAC) (NYSE: LAC) ("Lithium Americas" or the "Company") announced today the pricing of its previously announced underwritten public offering (the "Offering") of 15,909,091 shares of its common stock (the "Common Shares") at a price to the public of US$22.00 per Common Share (the "Issue Price") for aggregate gross proceeds to the Company of US$350 million.

The Offering is being conducted through a syndicate of underwriters led by Canaccord Genuity, as lead book-running manager, Deutsche Bank Securities, Evercore ISI and Stifel, as joint book-running managers, and National Bank Financial and Cormark Securities, as co-managers (collectively, the “Underwriters”).

The Company has granted the Underwriters an option to purchase up to 2,272,727 additional Common Shares (the “Over-Allotment Option”) at the Issue Price, exercisable, in whole or in part, for up to 30 days after the closing of the Offering.

Closing is expected to occur on January 22, 2021 and is subject customary closing conditions, including approvals of the Toronto Stock Exchange and the New York Stock Exchange.

The Offering will be made by way of a prospectus supplement (the “Prospectus Supplement”) to the Company’s existing Canadian base shelf prospectus (the “Base Shelf Prospectus”) and the Company’s United States registration statement on Form F-10 (the “Registration Statement”). The Offering is being made in the United States and in each of the provinces and territories of Canada, except Québec. The Prospectus Supplement, the Base Shelf Prospectus and the Registration Statement contain important information about the Company and the proposed Offering. Prospective investors should read the Prospectus Supplement, the Base Shelf Prospectus and the Registration Statement and the other documents the Company has filed before making an investment decision.  The final Canadian Prospectus Supplement (together with the related Canadian Base Shelf Prospectus) will be available on SEDAR at www.sedar.com. The final U.S. Prospectus Supplement (together with the Registration Statement) will be available on the United States Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the Canadian Prospectus Supplement (together with the related Canadian Base Shelf Prospectus) and the U.S. Prospectus Supplement (together with the Registration Statement) may be obtained, when available, upon request by contacting the Company or Canaccord Genuity, Attention: Syndicate Department, 99 High Street, Suite 1200, Boston, MA 02110, by telephone at (617) 371-3900 or by email at prospectus@cgf.com. The net proceeds from the Offering are intended to be used to fund development of the Thacker Pass lithium project and for general corporate and working capital purposes, as further described in the Prospectus Supplement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor will there be any sale of the securities in any province, state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such province, state or jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon by the accuracy or adequacy of the Prospectus Supplements, the Base Shelf Prospectus or the Registration Statement.

About Lithium Americas:

Lithium Americas is a development-stage company with projects in Jujuy, Argentina and Nevada, USA.  The Company trades on both the Toronto Stock Exchange and on the New York Stock Exchange, under the ticker symbol "LAC".

For further information contact:

Lithium Americas Corp.

Investor Relations

Suite 300 - 900 West Hastings Street

Vancouver, BC, V6C 1E5

Telephone: 778-656-5820

Email:    ir@lithiumamericas.com

Website: www.lithiumamericas.com

Forward-Looking Statements:

This news release contains "forward-looking information" and "forward-looking statements" (which we refer to collectively as forward-looking information) under the provisions of applicable securities legislation. All statements, other than statements of historical fact, are forward-looking information. Examples of forward-looking information in this news release include, among other things, statements related to: pricing and size of the Offering; completion of the Offering, including anticipated closing date and receipt of all required regulatory approvals; potential exercise of the Over-Allotment Option; and the anticipated use of proceeds of the Offering.

Forward-looking information is based upon a number of factors and assumptions that, if untrue, could cause the actual results, performances or achievements of the Company to be materially different from future results, performances or achievements expressed or implied by such information.  Such information reflects the Company's current views with respect to future events and is necessarily based upon a number of assumptions that, while considered reasonable by the Company today, are inherently subject to significant uncertainties and contingencies. These assumptions include, among others: all regulatory approvals to the Offering will be obtained in a timely manner; all conditions precedent to the completion of the Offering will be fulfilled in a timely manner; that the Offering will be completed; the anticipated use of proceeds of the Offering; expected budgets, capital expenditures and programs for the Company's projects; estimates of the mineral resources and reserves at its properties; development of mineral resources and reserves; government regulation of mining operations and treatment under governmental and taxation regimes; the timing and amount of future production; currency exchange and interest rates; the Company's ability to raise capital; exploration of financing options and a potential joint venture partner for Thacker Pass; the timing, cost, quantity, capacity and product quality of production at the Thacker Pass project; results of the Company's engineering, design permitting program at the Thacker Pass project, including that the Company receives permits as anticipated; successful results from the Company's testing facility and third-party tests related thereto; capital costs, operating costs, sustaining capital requirements, timing, results and completion of the Thacker Pass feasibility study; funding of project permitting and feasibility study costs for the Thacker Pass project; ability to achieve capital cost efficiencies;  the effect of current or any additional regulations on the Company's operations; forecasted demand for lithium products, including pricing thereof; the Company's ability to fund, advance and develop the Caucharí-Olaroz project and the Thacker Pass project into production, including results therefrom and timing thereof; the impacts of COVID-19 globally and in the jurisdictions in which we operate, and on the availability and movement of personnel, supplies and equipment; timing of regulatory approvals and permits, and on third parties we are in a contractual relationship with regarding the preparation of the feasibility study and with respect to construction activities at the Caucharí-Olaroz project; accuracy of mineral resources, including whether such mineral resources can ever be converted into reserves; reliability of technical data, accuracy of current budget and construction estimates; that pending patents will be approved; ability to achieve commercial production; the share price and demand for our common stock; general economic conditions; maintenance of a positive business relationship with co-owners; timely responses from governmental agencies responsible for reviewing and considering the Company's permitting activities; the Company position in a competitive environment; and a stable and supportive legislative, regulatory and community environment.

Forward-looking information also involve known and unknown risks that may cause actual results to differ materially, these risks include, among others, inherent risks in the development of capital intensive mineral projects (including as co-owners), variations in mineral resources and mineral reserves, global demand for lithium, recovery rates and lithium pricing, risks associated with successfully securing adequate financing, changes in project parameters and funding thereof, risks related to growth of lithium markets and pricing for products thereof, changes in legislation, governmental or community policy, political risk associated with foreign operations, permitting risk, including receipt of new permits and maintenance of existing permits, title and access risk, cost overruns, unpredictable weather and maintenance of natural resources, unanticipated delays, intellectual property risks, currency and interest rate fluctuations, operational risks, health and safety risks, and general market and industry conditions. Additional risks, assumptions and other factors are set out in the Company's management discussion analysis, most recent annual information form and annual report on Form 40-F, copies of which are available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Although the Company has attempted to identify important risks and assumptions, given the inherent uncertainties in such forward-looking information, there may be other factors that cause results to differ materially. Forward-looking information is made as of the date hereof and the Company does not intend, and expressly disclaims any obligation to, update or revise the forward-looking information contained in this news release, except as required by law. Accordingly, readers are cautioned not to place undue reliance on forward-looking information.